LETTER AGREEMENT

Managers AMG FQ Global Essentials Fund

Subadvisory Agreement

January 2, 2014

First Quadrant, L.P.

800 E. Colorado Boulevard

Suite 900

Pasadena, CA 91101

Attn: Compliance Officer

Re:	Subadvisory Agreement between Managers Investment Group LLC
and First Quadrant, L.P., dated as of January 15, 2005

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement between Managers Investment Group LLC (the “Manager”) and First Quadrant, L.P. (the “Subadvisor”), dated January 15, 2005 (the “Subadvisory Agreement”), the Manager hereby notifies you that, effective December 16, 2013:

1.	The Subadvisory Agreement is amended to reflect the Fund’s name change to the Managers AMG FQ Global Essentials Fund, which took effect September 28, 2009; and

2.	Section 2(a) is hereby deleted in its entirety and replaced by the following:

(a)

Subject to the supervision of the Manager and of the Trustees of the Trust, the Subadviser shall manage the composition of the Fund Account, including the purchase, retention and disposition thereof, in accordance with applicable law and the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information for the Fund as currently in effect and as amended or supplemented in writing from time to time, being herein called the “Prospectus”). The Subadvisor shall arrange for the placing of all orders for the purchase and sale of securities and other investments for the Fund’s account and will exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. The Subadvisor is authorized on behalf of the Fund to enter into agreements and execute any documents required to make investments pursuant to the Prospectus as may be amended from time to time. The Subadvisor’s responsibility for providing portfolio management services hereunder shall be limited to only the Fund Account, and the Subadvisor agrees that it shall not consult with any investment advisor(s) (within the meaning of the Act) to the Fund or any other registered investment company or portfolio series thereof under common control with the Fund concerning transactions for the Fund Account in securities or other assets such that the exemptions under Rule 10f-3, Rule 12d-3 and/or Rule 17a-10 under the Act would not be available with respect to the Fund. The Subadvisor shall exercise voting authority with respect to proxies that the Fund is entitled to vote by virtue of the ownership of assets attributable to that portion of the Fund for which the Subadvisor has investment management responsibility, provided that such authority may be revoked in whole or in part by the Manager at any time upon notice to the Subadvisor and provided further that the exercise of such authority shall be subject to review by the Manager and the Trustees of the Trust. The Subadvisor shall exercise its proxy voting authority hereunder in accordance with such proxy voting policies and procedures as the Manager or the Trust may designate from time to time. The Subadvisor shall provide such information relating to its exercise of proxy voting authority hereunder (including the manner in which it has voted proxies and its resolution of conflicts of interest) as reasonably requested by the Manager from time to time.

3.	Section 2(b) is hereby deleted in its entirety and replaced by the following:

(b)	The Subadvisor shall maintain such books and records pursuant to Rule 31a-1 under the Act and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the Fund Account as shall be specified by the Manager from time to time, and shall maintain such books and records for the periods specified in the rules under the Act, the Advisers Act. In accordance with Rule 31a-3 under the Act, the Subadvisor agrees that all records under the Act shall be the property of the Trust.

As of the date of this Letter Agreement, the Subadvisor is not a permitted third-party record-keeper under Commodity Futures Trading Commission (the “CFTC”) Rule 4.23. However, should the CFTC permit the Subadvisor to serve as a third-party record-keeper and the Manager reasonably determines that it is necessary for the Subadvisor to maintain certain books and records, the parties agree to negotiate in good faith for the Subadvisor to maintain specific books and records required by the Rules promulgated under the Commodity Exchange Act, as amended (the “CEA”). If the Subadvisor maintains such books and records, it shall keep open such books and records for inspection by the Department of Justice and the CFTC.

4.	A new Section 7, shown below, is hereby added to the Agreement and all subsequent sections are renumbered accordingly.

7.	Additional Representations and Warranties.

(a)	The Manager represents and warrants that the Fund is a “qualified eligible person” as defined in CFTC Rule 4.7 and consents to being treated as an exempt account under Rule 4.7.

(b)	The Manager represents and warrants that it is registered with the CFTC as a commodity pool operator and is a member of the National Futures Association (the “NFA”) in such capacity.

(c)	The Subadvisor represents and warrants that it is registered with the CFTC as a commodity trading advisor and is a member of the NFA in such capacity.

5.	The following language is added to the Subadvisory Agreement immediately after Section 14 of the Subadvisory Agreement:

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

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Please acknowledge your agreement to these amendments to the Subadvisory Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Investment Group LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

First Quadrant, L.P.

By:	/s/ James R. Tufts
Name: James R. Tufts
Title: Chief Operating Officer